UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2011

OxySure Systems, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	000-54137 (Commission File Number)	71-0960725 (IRS Employer Identification No.)

10880 John W. Elliott Drive, Suite 600, Frisco, TX (Address of principal executive offices)	75033 (Zip Code)

(972) 294-6450 Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On November 14, 2011, the Company reached agreement to modify each of the maturities of that certain Agave First Note and that certain JTR Second Note to April 15, 2013.

During March 2008, the Company completed a $1 million financing transaction consisting of a promissory note for $750,000 (“Agave First Note”) and a promissory note with a draw down provision for up to $250,000 (“JTR Second Note”) (collectively, the “Notes”). As at December 31, 2008 the amount outstanding on the JTR Second Note was $250,000.  The Notes are subordinated, convertible notes and were due and payable on the earlier to occur of (i) completion of the next financing round completed by the Company; or (ii) one year after the Notes were issued. In March 2009 the Agave First Note and the JTR Second Note were modified by extending the maturity date in each case to April 15, 2010. On December 31, 2009, the Agave First Note and the JTR Second Note were further modified by extending the maturity date in each case to April 15, 2011.  In August 2010, the Agave First Note and the JTR Second Note were further modified by extending the maturity date in each case to April 15, 2012.

On November 14, 2011, the Agave First Note and the JTR Second Note were further modified by extending the maturity date in each case to April 15, 2013.

The holder of the First Note is Agave Resources, LLC (“Agave”), and the President of Agave is Donald Reed, one of the Company’s Directors.   The holder of the Second Note is JTR Investments, Limited (“JTR”) a company controlled by Julian T. Ross, the Company’s President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2011

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Julian T. Ross
	BY:	Julian T. Ross
	ITS:	Chief Executive Officer, President, Chief Financial Officer, and Secretary